CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus Supplement constituting part of this Post-Effective Amendment No. 1 to the Registration Statement No. 333-17633 on Form S-6 of our report dated February 10, 1997 relating to the financial statements of The Equitable Life Assurance Society of the United States Separate Account I for the year ended December 31, 1996, and our report dated February 10, 1997 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 1996, which reports appear in such Prospectus Supplement. We also consent to the reference to us under the heading "Financial Statements" in the Prospectus Supplement.


/s/ Price Waterhouse LLP

Price Waterhouse LLP
New York, New York
April 29, 1997